Exhibit 99.1

Next Bridge Hydrocarbons Announces

Texas University Lands System Decision

MIDLAND, TEXAS – October 8, 2024 – Next Bridge Hydrocarbons, Inc. (“Next Bridge,” “our,” “we,” or the “Company”), an oil and natural gas exploration and production company with interests in Texas, Louisiana, and Oklahoma announced today the following:

The Company is disappointed to announce University Lands’ decision not to extend our subsidiary’s Development Unit Agreement for the Orogrande asset, which expires on December 31, 2024. University Lands has also sought to terminate the Development Unit Agreement effective immediately, which the Company has not agreed to do.

Chairman and CEO Greg McCabe stated: “We are both dismayed and puzzled by this decision, despite having put forth what we believed to be a strong and fair proposal. While disappointing, I would like to assure our loyal shareholders that we as a company will continue boldly moving forward. We have worked these last months to expand and diversify Next Bridge and our company portfolio goes beyond the Orogrande asset. I look forward to providing updates in the weeks and months to come of our progress and new direction.”

About Next Bridge Hydrocarbons, Inc.

The Company is an independent public reporting energy company engaged in the acquisition, exploration, exploitation and/or development of oil and natural gas properties in the United States.

This statement may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct. Information concerning the assumptions, uncertainties and risks that may affect the actual results can be found in the Company’s filings with the Securities and Exchange Commission ("SEC") available on the Company’s website or the SEC's website at www.sec.gov.

Contact:

Dennard Lascar Investor Relations

NextBridge@dennardlascar.com